Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Consolidates Facilities to Streamline Operations

PORTLAND, Ore. - March 16, 2015 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), an innovator in laser-based manufacturing solutions for the microtechnology industry, today announced a corporate restructuring that will streamline its manufacturing and development operations. The restructuring will result in the closure of the assembly plant and development center located in Chelmsford, Massachusetts, and overall staff reductions of approximately 45 employees. Products currently developed and manufactured in the Chelmsford plant will be transferred to other corporate facilities.

The financial impact is expected to be an annualized pre-tax cost savings of approximately $4.5 million once fully implemented during the fiscal third quarter ending December 2015. The company expects pre-tax charges of approximately $5.5 million in severance and facility-related costs, of which $2.0 million is expected to be recorded in the fiscal fourth quarter ending March 2015.

“This action will enable us to further focus our efforts on growing our business while consolidating manufacturing facilities and lowering our fixed cost base,” stated Edward C. Grady, president and CEO of ESI. “I would like to express my sincere appreciation to the affected employees for their valuable contributions to ESI. While these moves are difficult, they are a necessary step in our revitalization plan, to position us for future growth and profitability.”

About ESI, Inc.
ESI’s integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI’s laser-based manufacturing solutions feature the micro-machining industry’s highest precision and speed, and target the lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

Forward-Looking Statements
This press release includes forward-looking statements about expected cost savings and charges and our fixed cost base. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include the number of employees who accept relocation packages and the amount of savings from consolidating manufacturing and development operations.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com